Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement is dated as of January 29, 2024, between Methode Electronics, Inc., a Delaware corporation (the “Company”), and Avinash Avula (“Employee”).

WITNESSETH:

WHEREAS, Employee is employed by the Company or one of its subsidiaries or affiliates (referred to collectively as the “Company”) and the Company desires to provide certain security to Employee in connection with any potential change in control of the Company.

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1.
Payments and Benefits Upon a Change in Control. If within twenty-four (24) months after a Change in Control (as defined below) or during the Period Pending a Change in Control (as defined below): (i) the Company shall terminate Employee’s employment with the Company without Cause (as defined below), or (ii) Employee shall voluntarily terminate such employment with Good Reason (as defined below), the Company shall, within thirty (30) days of Employee’s Employment Termination (as defined below), make the payments and provide the benefits described below.
1.1
Salary Payment. The Company shall make a lump sum cash payment to Employee equal to three (3) times the Employee’s Annual Salary (as defined below).
1.2
Bonus. The Company shall make a lump sum cash payment to Employee equal to three (3) times Employee’s target annual bonus amount for the fiscal year in which Employee’s Employment Termination occurs; provided, however, that if the target annual bonus amount for such fiscal year has not yet been determined as of the date of Employee’s Employment Termination, then the bonus amount payable hereunder shall be calculated based on Employee’s target annual bonus amount for the previous fiscal year, regardless of whether such bonus was actually earned.
1.3
Welfare Benefit Plans. With respect to each Welfare Benefit Plan (as defined below), for the period beginning on Employee’s Employment Termination and ending on the earlier of: (i) thirty-six (36) months following Employee’s Employment Termination, or (ii) the date Employee becomes covered by a welfare benefit plan or program maintained by an entity other than the Company which provides coverage or benefits substantially equivalent to such Welfare Benefit Plan, Employee shall continue to participate in such Welfare Benefit Plan on the same basis and at the same cost to Employee as was the case immediately prior to the Change in Control (or, if more favorable to Employee, as was the case at any time hereafter), or, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law or contractual provisions, Employee shall be provided with substantially similar benefits and coverage for such period. Immediately following the expiration of the continuation period required by the preceding sentence, Employee shall be entitled to continued group health benefit plan coverage (so‑called “COBRA coverage”) in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), it being intended that COBRA coverage shall be consecutive to the benefit and coverage provided for in the preceding sentence.
1.4
Employment. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Employee and the Company, Employee shall not have any right to be retained in the employ of the Company.

1.5
Section 409A. Notwithstanding anything to the contrary in this Agreement, it is intended that the amounts payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9) and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent applicable, any payments to Employee called for under this Agreement that are determined to be payments of deferred compensation to which Section 409A is applicable and that are paid by reason of Employee’s “separation from service,” as described in Section 409A, shall be delayed, to the extent necessary, to avoid a violation of Section 409A(a)(2)(B)(i). As used in this Agreement, Section 409A means Section 409A of the Code, including any regulations or written guidance issued pursuant thereto.
2.
Definitions. For purposes of this Agreement:
2.1
“Annual Salary” shall mean Employee’s salary at the greater of (i) Employee’s annualized base salary (including Employee’s monthly car allowance, if any) in effect on the date of the Change in Control, or (ii) Employee’s annualized base salary in effect on Employee’s Employment Termination.
2.2
“Cause” shall mean: (i) Employee’s conviction of a felony other than a traffic violation; (ii) Employee’s commission of any act or acts of personal dishonesty intended to result in personal enrichment to Employee to the material detriment of the Company; (iii) a failure to perform assigned duties, provided that such failure has continued for more than ten (10) days after the Company or the Company’s Board of Directors has given written notice of such failure and of the Company’s intention to terminate Employee’s employment because of such failure; (iv) any willful misconduct by Employee which materially affects the business reputation of the Company; (v) breach in any material respect by Employee of any provision of any employment, consulting, advisory, nondisclosure, non-competition, proprietary information, or other similar agreement between Employee and the Company; or (vi) Employee’s material violation of the Company’s code of conduct. Employee shall be considered to have been discharged for “Cause” if the Company or the Company’s Board of Directors determines, within thirty (30) days after the Employee’s resignation, that discharge for Cause was warranted.
2.3
“Change in Control” shall be deemed to have occurred on the first to occur of any of the following: (i) any one “person” or more than one person acting as a “group” becomes the “beneficial owner” (as such terms are used in the Securities Exchange Act of 1934) of more than fifty percent (50%) of the total voting power of common stock then outstanding; provided, however, that any acquisition by the Company, any entity controlled by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company shall not constitute a Change in Control of the Company; (ii) a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Company’s Board of Directors before the date of the appointment or election; (iii) the consummation of a merger, consolidation or similar transaction involving the Company where, immediately after the consummation of such transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either of the following, in each case, in substantially the same proportion as the ownership of the Company’s stockholders prior to such transaction: (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such transaction; or (iv) the consummation of a sale, transfer or liquidation of all or substantially all of the assets of the Company and its subsidiaries; provided, however, that notwithstanding the foregoing, in any circumstance or transaction in which compensation resulting from or in respect of this Agreement would result in the imposition of an additional tax under Section 409A of the Code if the foregoing definition of “Change in Control” were to apply, but would not result in the imposition of any additional tax if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), then “Change in Control” shall mean a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), but only to the extent necessary to prevent such compensation from becoming subject to an additional tax under Section 409A of the Code.
2.4
“Code” means the Internal Revenue Code of 1986, as amended.
2.5
“Employment Termination” shall mean the effective date of: (i) Employee’s voluntary termination of employment with the Company with Good Reason, or (ii) the termination of Employee’s employment by the Company without Cause.
2.6
“Good Reason” shall exist if, without Employee’s express written consent any of the following events or actions occurs, provided that no finding of Good Reason shall be effective unless and until Employee has provided the Company, within sixty (60) calendar days of becoming aware of the facts and circumstances underlying the finding of Good Reason, with written notice thereof stating with specificity the facts and circumstances underlying the finding of Good Reason and, if the basis for such finding of Good Reason is capable of being cured by the Company, providing the Company with an opportunity to cure the same within thirty (30) calendar days after receipt of such notice: (i) the Company materially reduces the nature, scope or level of Employee’s responsibilities from the nature, scope or level of such responsibilities prior to the Change in Control (or prior to the Period Pending a Change in Control); (ii) the Company requires Employee to move Employee’s principal business office more than fifty (50) miles from Employee’s principal business office at the time of this Agreement; provided, however, that if Employee’s principal business office is not located at the Company’s then current corporate headquarters, and the Company requires Employee to move Employee’s principal business office to such corporate headquarters, such action shall not constitute “Good Reason” under this subsection (ii); (iii) the Company reduces Employee’s Annual Salary or annual bonus or long-term incentive opportunity below that in effect as of the date of this Agreement (or as of the Change in Control, if greater); or (iv) the Company breaches in any material respect its obligations hereunder.
2.7
“Period Pending a Change in Control” shall mean the period between the time an agreement is entered into by the Company with respect to a merger or other business combination or transaction of the Company, which would constitute a Change in Control, and the effective time of such merger or other business combination or transaction of the Company.
2.8
“Welfare Benefit Plan” shall mean each welfare benefit plan maintained or contributed to by the Company, including, but not limited to a plan that provides health (including medical and dental), life, accident or disability benefits or insurance, or similar coverage, in which Employee was participating at the time of the Change in Control.
3.
Salary to Date of Employment Termination. The Company shall pay to Employee any unpaid salary or other compensation of any kind earned with respect to any period prior to Employee’s Employment Termination, including, but not limited to a lump sum cash payment for accumulated but unused vacation earned through such Employment Termination.
4.
Other Incentive Plans. Except as otherwise provided herein, nothing in this Agreement shall impair or impact the vesting of any restricted stock, stock options, cash incentives or other form of compensation or benefits provided under any other plan, program or arrangement.

5.
Code Section 4999.
5.1
In the event it shall be determined that as a result, directly or indirectly, of any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), Employee would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to have the Payment either (A) paid or delivered in full, or (B) capped at the amount that is $1 less than three times Employee’s “base amount,” whichever of the foregoing results in the receipt by Employee of the greatest benefit on an after-tax basis (taking into account applicable taxes, including federal, state and local income taxes and the Excise Tax). Any reduction of the Payment required by this subsection shall be carried out by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Code Section 409A, then the reduction shall be made pro rata among the payments or benefits included in the Payment (on the basis of the relative present value of the parachute payments).
5.2
All determinations required to be made under this Section 5 shall be made by the Company’s Independent Public Accounting Firm (the “Accounting Firm”) which shall provide detailed supporting calculations and documentation both to the Company and Employee within fifteen (15) business days of receipt of notice from Employee that there has been a Payment or such earlier time as is requested by the Company. The Company and Employee shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make the determinations required under this Section 5. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, or the Accounting Firm declines such representation, Employee shall appoint a certified public accountant at another nationally recognized accounting firm (or, if none is available a lawyer with a nationally recognized law firm or a compensation consultant with a nationally recognized actuarial and benefits consulting firm) with expertise in the area of executive compensation tax law to make the determinations required hereunder (such accountant, lawyer, or consultant, as applicable, shall then be referred to as the Accounting Firm hereunder), provided such accounting firm is acceptable to the Company (the Company’s acceptance not to be unreasonably withheld). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on the Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Employee absent manifest error.
6.
Mitigation and Set-Off. Employee shall not be required to mitigate Employee’s damages by seeking other employment or otherwise. The Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Employee from sources other than the Company after Employee’s Employment Termination, or any amounts that might have been received by Employee in other employment had Employee sought other employment, except for the termination of benefits under a Welfare Benefit Plan pursuant to Section 1.3(ii) hereof. Except as expressly provided in Section 1.3 of this Agreement, Employee’s entitlement to benefits and coverage under this Agreement shall continue after, and shall not be affected by, Employee’s obtaining other employment after his Employment Termination, provided that any such benefit or coverage shall not be furnished if

Employee expressly waives the specific benefit or coverage by giving written notice of waiver to the Company.
7.
Litigation Expenses. The Company shall pay to Employee all out-of-pocket expenses, including attorneys’ fees, incurred by Employee in the event Employee successfully enforces any provision of this Agreement in any action, arbitration or lawsuit.
8.
Assignment, Successors. This Agreement may not be assigned by the Company without the written consent of Employee but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger or other business combination, and in the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by Employee during Employee’s life, and upon Employee’s death will inure to the benefit of Employee’s heirs, legatees and legal representatives of Employee’s estate.
9.
Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
10.
Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, local or foreign law or regulation.
11.
Amendment or Termination. This Agreement may be amended at any time by written agreement between the Company and Employee. The Company may terminate this Agreement by written notice given to Employee at least two (2) years prior to the effective date of such termination, provided that, if a Change in Control occurs prior to the effective date of such termination, the termination of this Agreement shall not be effective and Employee shall be entitled to the full benefits of this Agreement. Any such amendment or termination shall be made pursuant to a resolution of the Company’s Board of Directors or Compensation Committee.
12.
Financing. Cash and benefit payments under this Agreement shall constitute general obligations of the Company. Employee shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms, as the Company shall determine, to make payments to Employee in accordance with the terms of this Agreement.
13.
Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
14.
Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof shall be adjudicated by arbitration administered by the American Arbitration Association (“AAA”) under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration shall be by a single arbitrator, and the arbitration shall take place in Chicago, Illinois. The costs of the arbitration, including the fees of the arbitrator, cost of any record or transcripts of the arbitration hearing, administrative fees, and other similar fees and costs of arbitration shall be borne equally by the parties; provided, however, in the event of a dispute following or in connection with a Change in Control, the Company shall pay the fees of the arbitrator as well as such other fees and costs of arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, and both parties consent and submit to the jurisdiction of such court for purposes of such action. Nothing in this Agreement shall preclude either party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines, which would otherwise be applicable in any action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for those purposes. The Federal Arbitration Act shall apply to the construction, interpretation and enforcement of this arbitration provision.
15.
Other Agreements. This Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

METHODE ELECTRONICS, INC.

By: /s/ Bruce K. Crowther

Bruce K. Crowther, Compensation Committee Chair

EMPLOYEE:

/s/ Avinash Avula

Name: Avinash Avula